EXHIBIT 99.3

Third Quarter Fiscal 2015 Earnings Prepared Comments

Ashland released results for the quarter ended June 30, 2015, at approximately 5 p.m. EDT today. These results are preliminary until we file our Form 10-Q with the Securities and Exchange Commission. A copy of the news release, a slide presentation and these prepared remarks have been furnished to the SEC in a Form 8-K. These prepared remarks should be read in conjunction with the slides and earnings release.

We will host a conference call and webcast on Thursday, July 30, 2015, at 9 a.m. EDT to discuss these results.

Slide 2: Forward Looking Statements, Regulation G: Adjusted Results

As shown on Slide 2, our remarks include forward-looking statements, as such term is defined under U.S. securities law.
We believe any such statements are based on reasonable assumptions, but cannot assure that such expectations will be achieved.
Please also note that we will be discussing adjusted results in this presentation.
We believe this enhances understanding of our performance by more accurately reflecting our ongoing business.

Slide 3: Highlights

Ashland reported strong earnings per share (EPS) and EBITDA margin growth in the fiscal third quarter despite continued headwinds from foreign exchange, weak energy markets and the company’s decision to divest or exit certain non-core product lines. While these factors reduced top-line results, the company’s focus on higher-margin product lines where it adds value for customers, combined with good cost discipline, produced a 17 percent increase in adjusted EPS from the prior year. This marks the fifth consecutive quarter of year-over-year EPS growth. EBITDA margin climbed 260 basis points to 21.2 percent.

Currency remained a headwind to both sales (-5 percent) and EBITDA (-$17 million).

Ashland reported GAAP earnings of $1.68 per share from continuing operations. After adjusting for key items, earnings per share from continuing operations were $1.91, a 17 percent increase over prior year.

In addition to our strong business performance in the quarter, Ashland completed the previous $1.35 billion share repurchase authorization. Under this authorization, which was announced in February 2014, the company repurchased a total of approximately 11.8 million shares at an average volume-weighted price of approximately $115 per share. In April 2015, Ashland announced a new $1 billion share repurchase authorization that will expire December 31, 2017.

Also during the quarter, Ashland refinanced a portion of its debt by entering into a new credit agreement which includes a $1.1 billion five-year senior unsecured term loan and a $1.2 billion five-year senior unsecured revolving facility. Proceeds from the term loan were used to repurchase, in a cash tender offer, Ashland’s 3 percent senior notes due 2016. As of the end of the June quarter, $550 million of the notes had been tendered. The remaining $50 million were called on July 23, 2015. Additionally, Ashland used $500 million of the term loan proceeds to make a cash contribution to its U.S. qualified pension plans. More details on this are included in the Corporate Items section of this document.

Slide 4: Key Items Affecting Income

In total, three key items had a net unfavorable impact on EPS from continuing operations of $0.23 in the third quarter. These items were as follows:

1)	$2 million after-tax charge related to restructuring activities at a manufacturing facility;
2)	$5 million after-tax charge related to adjustments made to environmental reserves during the quarter; and
3)	$9 million after-tax charge associated with the June 2015 debt refinancing.

The year-ago quarter included six key items with a net unfavorable impact on EPS from continuing operations of $0.73.

Slide 5: Adjusted Results Summary

EBITDA margin expanded 260 basis points from prior year despite currency headwinds and a soft energy market. Overall business mix, good cost execution and margin management drove the solid performance. Continued focus on SG&A cost management also contributed to improved margins.

Sales were negatively affected by currency translation (-$84 million), divestitures which include exited product lines (-$87 million) and weakness in the energy market (-$29 million). In addition, sales declined due to pricing adjustments related to lower raw material costs.

Slide 6: Ashland Specialty Ingredients – Adjusted Results Summary

Ashland Specialty Ingredients (ASI) Third-Quarter Performance Summary
ASI reported its fifth consecutive quarter of year-over-year margin improvement, driven by better business and product mix, good cost control and positive price over cost. The higher-margin Consumer Specialties division continues to perform well as we see good demand for our unique, higher-value-added products. These results offset a softer performance in Industrial Specialties, which has been negatively affected by continued weakness in the energy market. Currency was once again a headwind, reducing EBITDA by $12 million when compared to prior year.

Sales declined 11 percent as a result of currency (-5 percent), weak energy markets (-4 percent) and exited product lines (-1 percent). A sharpened focus on manufacturing cost discipline and positive mix again delivered favorable results, leading to a 160-basis-point improvement in gross margin from prior year. Cost savings related to the previously completed restructuring program led to a 7 percent reduction in SG&A costs. EBITDA margin climbed 200 basis points to 23.7 percent.

Consumer Specialties’ sales were up 2 percent from prior year on a constant-currency basis. Particular strength again came from our product lines sold into the pharmaceuticals market, where sales grew 5 percent after adjusting for currency translation. These strong results are being driven by continued investment in research and development and our regional centers of excellence, such as in our new pharma labs in Wilmington, Del., and Hyderabad, India. Personal-care sales grew a currency-adjusted 4 percent on improved demand from our oral- and hair-care customers. Meanwhile, we’re seeing continued pressure on sales and volume within the highly competitive nutrition market.

Industrial Specialties’ sales declined 13 percent from prior year on a constant-currency basis. Excluding energy and after normalizing for the effects of exited product lines, Industrial Specialties’ currency-adjusted sales were down 2 percent from prior year. Within coatings, Ashland is seeing good growth as we benefit from our fully utilized manufacturing capacity. We will continue to support this growth with our previously announced HEC expansion projects in Nanjing, China, and Hopewell, Virginia, and by leveraging our formulations expertise to drive increased performance of our customers’ products. The construction end market continues to show modest improvement. We aim to stimulate our growth in this market through new product offerings.

Outlook
For the fiscal fourth quarter, we expect the typical seasonal declines compared to the third quarter leading to a sequential sales decline of 3–5 percent to approximately $550–$560 million. Growth of our high-value-add products sold into higher-margin end markets should lead to another quarter of strong EBITDA margins of 23–23.5%.

In terms of currency, the estimates above assume a Euro at $1.12. To help with understanding ASI’s currency sensitivity, for every one-cent change in the Euro, revenues and EBITDA are expected to increase or decrease by approximately $4.5 million and $1.2 million, respectively.

Slide 7: Ashland Specialty Ingredients – Revenue and Adjusted EBITDA Bridges

Although ASI’s results for the quarter improved from prior year, they were below our previous expectations. Much of this is the result of materially softer activity in the energy market than we previously anticipated. The North American energy market weakened further during the quarter, with rig counts declining by roughly 10 percentage points when compared to the March quarter. That weakness now appears to be spreading to other regions as well. As a result of this reduced drilling activity, ASI has mothballed a portion of its manufacturing capacity. As drilling activity improves and shows signs of stabilizing, we will assess restarting this capacity to continue supporting our energy customers.

Although this had a significant negative effect to sales, the impact to ASI’s earnings was far less. Actual adjusted EBITDA of $137 million came in approximately $10 million below our prior expectation. The majority of this came from Industrial Specialties, with the energy and coatings markets accounting for most of the miss. The slowdown in China resulted in lower volume growth of our products sold into the coatings market in that country than we previously anticipated. Although we are still seeing growth in China, we are moderating our expectations there for the coming quarters. As for the broader Asia region, however, we continue to see strong growth in the coatings market. Additionally, we expect continued strong coatings demand in North America and EMEA. The net effect is that our global network of HEC capacity continues to run at high utilization rates.

Consumer Specialties’ results were only slightly below our prior expectation due to somewhat softer results in the skin-care and nutrition markets.

Slide 8: Ashland Performance Materials – Adjusted Results Summary

Ashland Performance Materials (APM) Third-Quarter Performance Summary
Good product mix and strong margins within composites were offset by shutdowns at two intermediates and solvents (I&S) facilities. This, combined with the effects of divestitures and foreign exchange, led to the year-over-year decline in EBITDA for APM. The prior-year quarter included approximately $13 million of EBITDA contributed by the now-divested elastomers division and the ASK Chemicals joint venture. APM sales were negatively affected by divestitures (-19 percent), currency (-7 percent) and lower butanediol (BDO) pricing (-2 percent).

Composites posted another good quarter of year-over-year margin expansion driven by solid pricing discipline in a volatile raw material environment. Results were mixed across the major regions of the world. Strong results in Europe, Middle East and Africa (EMEA) offset softness in North America (primarily related to the energy market) and South America. Volumes in Asia were flat. Pricing adjustments to reflect lower input costs led to currency-adjusted sales declining 8 percent from prior year. However, margins remained strong as our focus on product innovation and application development has generated new value for our customers. As an example, Ashland’s DerakaneTM Momentum vinyl ester resin recently won a Ringier Technology innovation award for composites in China.

Within I&S, currency-adjusted sales declined 16 percent from prior year on lower volumes related to the plant shutdowns and pricing. We estimate the total cost of the shutdowns at approximately $14 million, or $6 million below prior expectations. Both plants have returned to normal operations.

Outlook
For the fourth quarter, we expect APM’s overall results to decline versus the June quarter, roughly in line with normal seasonality. We expect another quarter of solid performance within composites to be offset by continued pricing weakness in I&S. As a result, we expect APM sales to be in the range of $255–$265 million and EBITDA margin of 8-8.5 percent.

For modeling purposes, the prior-year fourth quarter included approximately $4 million of income from the now-divested elastomers division.

TM Trademark, Ashland or its subsidiaries, registered in various countries

Slide 9: Ashland Performance Materials – Bridge of Items Affecting EBITDA

APM’s underlying performance in the quarter drove a 4 percent increase to EBITDA. Margins in composites remain strong driven by our leadership in new product and application development and disciplined pricing management. This performance, however was offset by the combination of currency, divestitures, and plant shutdowns at our I&S facilities. In total, these presented a $28 million headwind to APM’s EBITDA.

Slide 10: Valvoline – Adjusted Results Summary

Valvoline Third-Quarter Performance Summary
Valvoline reported record earnings in the third quarter driven by continued strong business and product mix, strong same-store sales at Valvoline Instant Oil ChangeSM (VIOC), and solid overall volume growth. EBITDA grew 17 percent versus the prior year, marking the seventh consecutive quarter of year-over-year growth. Three of Valvoline’s four channels to market posted year-over-year volume gains driven by successful promotions at Do-it-Yourself (DIY) retailers, an increase in total oil changes at VIOC, and solid volume growth within the international channel. Sales growth of our premium products, combined with good margin management, led to the 410-basis-point increase in EBITDA margin when compared to the prior year.

At VIOC, same-store sales at company-owned sites grew by more than 9 percent. Average ticket increased 2 percent driven by a 2 percentage point increase in premium oil changes and increased revenues from ancillary services. In total, VIOC sales grew 11 percent versus a year ago.

Within the DIY channel, volume increased by 4 percent from prior year, driven by strong promotions during the period. It’s worth noting that Valvoline ran a higher number of promotions than usual during the quarter, which contributed to the strong performance. Mix was also favorable during the period. We expect the number of promotions to normalize in the fiscal fourth quarter in line with typical seasonality.

Normalized growth within the international channel returned after distributor destocking abated during the quarter. Volumes grew 8 percent and currency-adjusted sales grew 5 percent from prior year. Currency was a $20 million headwind to Valvoline’s sales and $3 million headwind to Valvoline’s earnings.

Overall mix continued to improve, with premium-branded lubricant sales volume increasing from 37.8 percent to 40.8 percent.

Outlook
For the fiscal fourth quarter, we expect typical seasonality leading to a sequential decline of sales by 5–7 percent to approximately $475–$485 million. EBITDA margin, however, is expected to decline slightly more than what we typically expect from seasonality. We expect DIY financial results to normalize following a very strong third quarter performance driven by higher than usual promotional activity. In total, we anticipate Valvoline’s EBITDA margin to be around 19–20 percent for the fourth quarter.

SM Service mark, Ashland or its subsidiaries, registered in various countries

Slide 11: Fiscal Third Quarter 2015 – Corporate Items

The effective tax rate for the quarter was 22.0 percent when adjusted for key items, lower than our prior expectation. The decrease was driven primarily by discrete items. Ashland now expects the full fiscal year rate to be in the range of 23-25 percent.

Corporate income is expected to be $25-$30 million for the full year, in line with our previous expectations.

Trade working capital ended the quarter at 19.0 percent of sales. This is in line with expectations, and our full-year expectation remains unchanged at approximately 18.5 percent in 2015.

Capital expenditures were $61 million in the quarter, bringing the year-to-date total to $147 million. We now expect capital expenditures for the full year to be approximately $265-$275 million, down roughly $20 million from prior expectations. This is primarily due to actual project costs coming in below original estimates.

Ashland generated $184 million in free cash flow during the quarter, bringing the year-to-date total to $194 million which is in line with expectations. Our full-year expectation for free cash flow remains $225-$250 million.

Ashland’s liquidity position remains very strong. At quarter end, Ashland had approximately $2.3 billion of available liquidity, including slightly more than $1.1 billion in cash. Nearly all of this cash is held outside the U.S.

Slide 12: Corporate Actions to Create Value – Fiscal Year 2015

During the quarter, and as mentioned earlier, Ashland entered into a $1.1 billion senior unsecured term loan and $1.2 billion senior unsecured revolving facility. This move both extended Ashland’s debt maturity and lowered our cost of debt. Of the $1.1 billion term loan, $600 million was used to tender and call for the March 2016 bonds outstanding.

Additionally, Ashland used $500 million of the proceeds from the new term loan to make a voluntary contribution to the U.S. qualified pension plans. This increases the funded status of the U.S. qualified plans from the mid-70 percent range to the high 80 percent range and reduces the deficit to approximately $370 million. As a result of the voluntary contribution, Ashland does not expect to make any additional contributions to the U.S. qualified pension plans for several years. It is worth noting that prior to the $500 million voluntary contribution Ashland expected full-year contributions to the U.S. qualified plans in 2015 to be approximately $80 million. Additionally, Ashland has begun a lump-sum offering to certain participants of the U.S. qualified plans, which should reduce both overall plan administrative expenses and interest-rate sensitivity to the liability.

As previously announced during our second-quarter earnings, Ashland concluded a comprehensive settlement related to certain insurance coverage for asbestos-related bodily injury claims. Approximately $335 million of the settlement funds received were placed into a renewable annual trust restricted for the purpose of paying for ongoing and future litigation defense and claim indemnity costs incurred in conjunction with asbestos claims. Based on current assumptions and our best estimates of the future liability, remaining insurance receivable and rate of return on the assets, we currently expect the funds invested in the trust, along with funds received from future insurance receivables, should fully offset Ashland’s asbestos liability claims and defense costs.

Each of these actions have been taken to improve Ashland’s overall risk profile, increase earnings, enhance free cash flow, and ultimately create value for our shareholders.

End of Prepared Remarks